Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Digital Realty Trust, Inc. of our report dated July 22, 2004, with respect to the combined balance sheets of Digital Realty Predecessor as of December 31, 2003 and 2002, and the related combined statements of operations, owner’s equity and comprehensive income (loss) and cash flows for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001, which report appears in the registration statement number 333-117865 on Form S-11, as amended, of Digital Realty Trust, Inc.

/s/ KPMG LLP

Los Angeles, California

December 14, 2004